Exhibit 3.81

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:46 PM 08/17/2007
FILED 06:46 PM 08/17/2007
SRV 070935366 — 4409622 FILE
STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
•	First: The name of the limited liability company is Baptist Physicians Medical Services, LLC

•	Second: The address of its registered office in the State of Delaware is 160 Greentree Drive Suite 101 in the City of Dover, DE 19904 County of Kent. The name of its Registered agent at such address is National Registered Agents. Inc.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution,) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

          In Witness Whereof, the undersigned have executed this Certificate of Formation of Baptist Physicians Medical Services, LLC this 17th day of August, 2007.

BY:	/s/ James H. Spalding

Authorized Person(s)

NAME:	James H. Spalding, Senior VP & Authorized Person

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State of Delaware
Secretary of State
Division of Corporations
Delivered 02:56 PM 08/27/2007
FILED 02:56 PM 08/27/2007
SRV 070960209 — 4409622 FILE
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1.	Name of Limited Liability Company: Baptist Physicians Medical Services, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

FIRST: The name of the limited liability company is hereby changed to Baptist Medical Management Service Organization, LLC.
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 27th day of August, A.D. 2007.

By:	/s/ James H. Spalding

Authorized Person(s)

Name:	James H. Spalding, SVP

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